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                                                                EXHIBIT 23(a)(2)

                           BARR ROSENBERG SERIES TRUST

                 AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED
                       AGREEMENT AND DECLARATION OF TRUST

          The undersigned, being all of the trustees of Barr Rosenberg Series Trust, a Massachusetts business trust created and existing under an Agreement and Declaration of Trust dated April 1, 1988, as amended, a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts (the "Trust"), wishing to correct a defective provision in the Second Amended and Restated Agreement and Declaration of Trust, do hereby direct that this Amendment No. 1 be filed with the Secretary of The Commonwealth of Massachusetts and do hereby consent to and adopt the following amendment to such Second Amended and Restated Agreement and Declaration of Trust:

          1. Exhibit 3.6 of the Second Amended and Restated Agreement and Declaration of Trust is amended to read in its entirety as attached hereto.

          The foregoing amendment shall become effective as of the time it is filed with the Secretary of State of The Commonwealth of Massachusetts.

          IN WITNESS WHEREOF, each of the undersigned Trustees as aforesaid do hereto set their hands this 22nd day of December, 1997.

                                        /s/ MARLIS S. FRITZ
                                        -------------------
                                        Marlis S. Fritz

                                        /s/ NILS HAKANSSON
                                        ------------------
                                        Nils Hakansson

                                        /s/ KENNETH REID
                                        ----------------
                                        Kenneth Reid

                                        /s/ BARR M. ROSENBERG
                                        ---------------------
                                        Barr M. Rosenberg

                                        /s/ WILLIAM F. SHARPE
                                        ---------------------

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                                        William F. Sharpe

                                                                     EXHIBIT 3.6

                           BARR ROSENBERG SERIES TRUST

     PLAN PURSUANT TO RULE 18f-3(d) UNDER THE INVESTMENT COMPANY ACT OF 1940

                            Effective August 5, 1996
                      Amended and Restated December 8, 1997

          WHEREAS, the Board of Trustees of Barr Rosenberg Series Trust (the "TRUST") has considered the following amended and restated multi-class plan (the "PLAN") under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 (the "RULE") under the Investment Company Act of 1940 (the "1940 ACT"); and

          WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust have found the Plan, as proposed, to be in the best interests of each class of shares of each series of the Trust individually and the Trust as a whole.

          NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to the Rule.

                                    THE PLAN

          Each now existing and hereafter created series ("FUND")(1) of the Trust may from time to time issue one or more of the following classes of shares: Institutional shares, Adviser shares, Select shares and Investor shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectuses, each as from time to time in effect (each, a "PROSPECTUS"). The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and By-laws of the Trust, as amended from time to time, by action of the Board of Trustees of the Trust.

CLASS CHARACTERISTICS

----------
          (1) The current Funds of the Trust are the U.S. Small Capitalization Series, the International Small Capitalization Series, the Japan Series, the Barr Rosenberg Market Neutral Fund and the Barr Rosenberg Double Alpha Market Fund.

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          Institutional, Adviser, Select and Investor shares of a Fund represent interests in the assets of such Fund and have identical dividend and liquidation rights. The classes differ materially only with respect to (i) the level of shareholder service fee ("SERVICE FEE"), if any, borne by each class, and (ii) the level of distribution fee ("DISTRIBUTION FEE"), if any, borne by each class. Service Fees are paid for services rendered and expenses borne in connection with personal services rendered to shareholders of a class and the maintenance of shareholder accounts. Service Fees are paid pursuant to Servicing
Agreement(s) between the Trust and appropriate shareholder servicing agent(s) and under related plans (each a "SERVICE PLAN") for applicable classes. Distribution Fees are paid in connection with services and expenses primarily intended to result in the sale of shares pursuant to a Distributor's Contract between the Trust and Barr Rosenberg Funds Distributor, Inc., the Funds' distributor (the "DISTRIBUTOR"), and under a separate plan (each a "DISTRIBUTION PLAN") for each applicable class adopted by the Trust pursuant to Rule 12b-1 under the 1940 Act.

          (1) INSTITUTIONAL SHARES are sold without any initial or deferred sales charges and are not subject to any ongoing Distribution Fees or Service Fees.

          (2) ADVISER SHARES are sold without any initial or deferred sales charges and are not subject to any ongoing Distribution Fees, but are subject to a Service Fee at an annual rate with respect to a Fund equal to 0.25% of such Fund's average daily net assets attributable to Adviser shares.

          (3) SELECT SHARES are sold without any initial or deferred sales charges, but are subject to a Service Fee at an annual rate with respect to a Fund equal to 0.25% of such Fund's average daily net assets attributable to Select shares. Select shares are also subject to a Distribution Fee. The Distribution Plan for Select shares permits a Fund to pay the Distributor up to 0.50% per annum of the Fund's average daily net assets attributable to Select shares. However, the Distributor's Contract currently provides that the Distributor will be paid 0.25% per annum of a Fund's average daily net assets attributable to Select shares.

          (4) INVESTOR SHARES are sold without any initial or deferred sales charges, but are subject to a Service Fee at an annual rate with respect to a Fund equal to 0.25% of such Fund's average daily net assets attributable to Investor shares. Investor shares are also subject to a Distribution Fee. The Distribution Plan for Investor shares permits a Fund to pay the Distributor up to 0.50% per annum of the Fund's average daily net assets attributable to Investor shares. However, the Distributor's Contract currently provide that the Distributor will be paid 0.25% per annum of a Fund's average daily net assets attributable to Investor shares.

EXPENSE ALLOCATIONS

          Institutional, Adviser, Select and Investor shares pay the expenses associated with their different distribution and/or shareholder servicing arrangements. Each class may, at the Trustees' discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the

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class receives services of a different kind or to a different degree than the other classes ("CLASS EXPENSES"). All other expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of a particular Fund attributable to that class.

EXCHANGE FEATURES / CONVERSIONS

          Shares of any particular class of a Fund may be exchanged only for shares of the same class of another Fund or, if a Fund does not offer the same class of shares, then the class of shares with the lowest expenses that a given shareholder is eligible to purchase. There is no sales charge on exchanges. A shareholder may not exchange shares of a class of one Fund for shares of the same class of another Fund that is not qualified for sale in the state of the shareholder's residence. Although the Trust has no current intention of terminating or modifying the exchange privilege, it reserves the right to do so at any time. Except as otherwise permitted by regulations of the Securities and Exchange Commission, the Trust will give 60 days' advance notice to shareholders of any termination or material modification of the exchange privilege. All exchanges will be made based on the respective net asset values next determined following receipt of the request by the Funds.

          The Trust does not currently offer any automatic conversion feature among the classes.

DIVIDENDS/DISTRIBUTIONS

          Each Fund intends to pay out as dividends substantially all of its net investment income (which comes from dividends and any interest it receives from its investments and net realized short-term capital gains). Each Fund also intends to distribute substantially all of its net realized long-term capital gains, if any, after giving effect to any available capital loss carryover. Dividends paid by the Funds with respect to Institutional, Adviser, Select and Investor shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, and will be in the same amount, except that any Service Fee or Distribution Fee charged to a particular class will be borne solely by such class and, if applicable, at the Trustees discretion, Class Expenses relating to a particular class may be borne exclusively by that class.

VOTING RIGHTS

          Each class of shares of each Fund has identical voting rights except that each class has exclusive voting rights on any matter submitted to shareholders that relates solely to that class, and has separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. Each class of shares has exclusive voting rights with respect to matters pertaining to any Distribution Plan or Service Plan applicable to that class. All classes of shares of a Fund will vote

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together, except with respect to any Distribution Plan or Service Plan applicable to a class or when a class vote is required by the 1940 Act.

RESPONSIBILITIES OF THE TRUSTEES

          On an ongoing basis, the Trustees will monitor the Trust for the existence of any material conflicts among the interests of the classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement of expenses by the Manager to guard against cross-subsidization between classes. The Trustees, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop.

REPORTS TO THE TRUSTEES

          The Manager and/or the Administrator will be responsible for reporting any potential or existing conflicts among the classes of shares to the Trustees.